Exhibit 11.1

Report on corporate governance

and adherence to the code of conduct

for listed companies

INDEX

INTRODUCTION	3

THE COMPANY	3
a) Organization	3
b) Composition of share capital and majority shareholders	4
c) The role of the Parent Bank and the SANPAOLO IMI Group	5

BOARD OF DIRECTORS	6
a) Composition and duration	6
b) Executive and non-executive Directors — the Chairman and the Deputy Chairmen	7
c) Independent and non-independent Directors	7
d) Offices of Director or Statutory Auditor held in other companies	7
e) Functions of the Board of Directors	9
f) Board meetings	10

EXECUTIVE COMMITTEE AND MANAGING DIRECTORS	11

TECHNICAL COMMITTEES	12
a) Remuneration and Personnel Policies Technical Committee	13
b) Audit Technical Committee	13
c) Group Risks Technical Committee	14
d) Ethical Committee	15

NOMINATION AND REMUNERATION OF THE DIRECTORS	15
a) Nomination	15
b) Remuneration	16

CENTRAL MANAGEMENT	16

THE INTERNAL CONTROL SYSTEM	17

TRANSACTIONS WITH RELATED PARTIES	18

TREATMENT OF CONFIDENTIAL INFORMATION	19

INTERNAL DEALING	20

RELATIONS WITH SHAREHOLDERS	20

SHAREHOLDERS’ MEETINGS	21

BOARD OF STATUTORY AUDITORS	22
a) Nomination, composition and duration	22
b) Functions and powers of the Board of Statutory Auditors	22
c) Offices of Director or Statutory Auditor held in other listed companies	24

AUDITS	24

Introduction

Within the context of ever increasing attention to governance profiles and transparent communication to the market, as instruments to maximize shareholder value, SANPAOLO IMI has adhered to the aims and indications of the Code of Conduct for Listed Companies since its issue.

Recognizing the validity of the model of corporate governance contained in the Code - drawn up on the basis of international best practice - the Company continues to follow its principles and introduces a model of corporate governance with the aim of guaranteeing adequate sharing of responsibilities and powers, correctly balancing the functions of management and control, also in the light of the experiences of the more evolved financial markets.

The beginning of this Report supplies a brief profile of the Company and its organization, while the subsequent paragraphs are dedicated to describing the SANPAOLO IMI corporate governance system, paying special attention to the attributions and responsibilities of the Company bodies, the nomination methods and the duration in office of their components and the rules for their renewal, as well as relationships with shareholders and institutional investors. Three tables summarizing the structure of the Board of Directors, the Internal Committees and the Board of Statutory Auditors, as well as the general application of the Code, are added as appendixes.

The Company

SANPAOLO IMI — Limited company with Registered office in Turin and Secondary offices in Rome and Bologna is a Bank registered in the roll of banks and Parent Bank of the SANPAOLO IMI Banking Group, registered in the roll of banking groups. The Company, in accordance with Art. 4 of the Articles of Association, accepts deposits from the public and exercises various forms of credit, in Italy and abroad, and may perform, within the legal limits in force, all transactions and banking and financial services and every other instrumental transaction or transaction linked with achieving the corporate aim.

The Company is listed with the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. and with the New York Stock Exchange.

a) Organization

In accordance with the Italian legislation on listed companies, and in the light of the adherence to the Code of Conduct, the SANPAOLO IMI organization is characterized by the presence of the following Company bodies:

•            the Shareholders’ Meeting, a Body which expresses company intentions the decisions of which, adopted in conformity to the law and the Articles of Association, restrict all shareholders, including those who are absent or dissenting;

•            the Board of Directors, nominated by the Shareholders’ Meeting for a period of three years and holder of all Company management powers;

•            the Chairman of the Board of Directors — nominated by the Shareholders’ meeting from among the members of the same Board — is the legal representative of the Company before third parties and for legal purposes, and also presides over the Executive Committee, of which he is a rightful member;

•            the Executive Committee and the Technical Committees (Remuneration and Personnel Policies Technical Committee, Audit Technical Committee, Group Risks Technical Committee and Ethical Committee), set up within the Board and made up of its members; the Executive Committee is the Body delegated to carry out important administration functions, while the other Committees perform advisory services, preliminary enquiries and control activities;

•            two Deputy Chairmen — nominated by the Board of Directors from among its members — are rightful members of the Executive Committee and assume all the Chairman’s powers and the legal representation of the Company before third parties and for legal purposes in the event of his absence or impediment, according to the order of succession established by the Board;

•            three Managing Directors — nominated by the Board of Directors, which organizes their assignments — are rightful members of the Executive Committee and hold, individually, the legal representation of the Company before third parties and for legal purposes in the event of the absence or impediment of the Chairman and the Deputy Chairmen;

•            the Central Management, nominated by the Board of Directors — as an alternative to nominating one or more General Managers — establishes the number of members and provides for attribution of the competencies as well as the allocation of the functions among them;

•            the Board of Statutory Auditors — nominated by the Shareholders’ Meeting for a period of three years and composed of five Auditors and two Supplementary Auditors — supervises the observance of the law and the Articles of Association and, generally, the administrative, organizational and accounting system, as well as the Company’s internal control system.

The attributions and operating standards of the Company bodies are contained in the legal and regulatory provisions, in the Articles of Association and in the decisions made by the Boards; the operating standards of the Shareholders’ Meeting are also governed by special Regulations.

b) Composition of share capital and majority shareholders

The Company’s capital, as resulting from Art. 6 of the Articles of Association, is 5,144,064,800.00 euro fully paid, which comprises 1,448,831,982 registered ordinary shares and 388,334,018 preference shares which do not give entitlement to vote in the ordinary shareholders’ meetings.

Preference shares were introduced — in accordance with letter a) of subsection 3 of Art. 28 of D. Lgs 153/1999 — in July 2002, in conjunction with the incorporation of Cardine Banca, implementing that provided for by the letter of intent signed by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. Said shares, which give entitlement to vote only in the extraordinary shareholders’ meetings, are now held by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. The preference, or privilege, consists in the pre-emption right in the case of capital repayment and in the right to an allocation of the net income of 5% of the nominal share value, as well as the right to accumulate the dividend still to be received with that matured over the subsequent two years.

Other advisory agreements currently exist between Compagnia di San Paolo, IFIL S.p.A., Società Reale Mutua di Assicurazioni S.p.A. and CDC IXIS Italia Holding S.A., and will expire on 13 April 2004.

An excerpt of all the aforementioned agreements is available on the Bank’s website.

On the basis of the Shareholders’ Book and other available information, as of 26 March 2004, SANPAOLO IMI has about 185,000 shareholders. A table listing the main shareholders, directly and/or indirectly holding shares of the share capital with voting rights is printed below:

Shareholder	Percentage of total capital	Percentage of ordinary capital
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Santander Central Hispano	8.61	10.92
Fondazione CR in Bologna	7.69	3.12
Giovanni Agnelli & C.	3.83	4.86
Deutsche Bank AG	2.00	2.54
Mediobanca	1.93	2.45
Fondazione Cariplo	1.74	2.21
Caisse des Depots et Consignations	1.70	2.16
Società Reale Mutua di Assicurazioni	1.54	1.94
Ente CR Firenze	1.53	1.94
Credit Lyonnais SA	1.50	1.91
Fondazione CR Venezia	1.50	1.90

c) The role of the Parent Bank and the SANPAOLO IMI Group

The Company is the Parent Bank of the SANPAOLO IMI Banking Group, composed of the same Parent Bank and the banking, financial and instrumental companies — with registered offices in Italy and abroad — controlled directly or indirectly.

In its capacity as Parent Bank, the Company holds the role of reference-point for the Bank of Italy and, in exercising its direction, address and coordination activities, issues the necessary provisions to the members of the Banking Group for implementing the instructions received from the Bank of Italy in the interest of Group stability. For this purpose SANPAOLO IMI asks the Group companies for news, figures and relevant reports and also verifies compliance with the provisions issued as instructed by the Bank of Italy. The Administrators of the subsidiaries must implement the Parent Bank provisions and supply every piece of information useful to its issue to the Parent Bank.

The SANPAOLO IMI Group is based upon the specialization of the professional skills of the production, distribution and service units and is mainly structured in four business sectors:

•           Domestic Banking Networks — including the Sanpaolo Network, the former Cardine bank networks and Sanpaolo Banco di Napoli — dedicated to the retail and business markets throughout the whole country. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides consultancy and medium- and long-term financing to public bodies for infrastructure works, GEST Line, which manages the Group’s tax collection activities, as well as trustee, consumer credit and leasing companies. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche;

•           Personal Financial Services, which manages the offer of financial services by the “Banca Fideuram group” financial planner network;

•           Wealth Management and Financial Markets, which include the companies controlled directly by Sanpaolo IMI Wealth Management, dedicated to providing asset management products (mutual funds, portfolio management and insurance) to the Group networks and associated networks, as well as institutional investors and other networks; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and corporate customers through the Group’s networks; Sanpaolo Imi Private Equity, whose aim is to strengthen and consolidate the Group’s activity and presence in the private equity sector, mainly through the promotion and management of closed-end investment funds;

•           International Activities, which includes the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop the presence in foreign countries of strategic interest through growth initiatives such as acquisitions and alliances.

* * *

On 13 February 2004, the SANPAOLO IMI Board of Directors approved a project to reorganize the Group’s insurance activities, which provides for concentrating the insurance business — currently split into several production platforms: Sanpaolo Vita, Sanpaolo Life, Fideuram Vita and Noricum Vita together with Egida (jointly controlled with Reale Mutua Assicurazioni) and Fideuram Assicurazioni in the damages branch — with the aim of simplifying and rationalizing its presence in a sector of strategic interest, taking advantage of opportunities for development and creating an insurance pole to lead the market. The transaction will be accomplished in the time technically compatible with obtaining authorization from the Bank of Italy and with the necessary requirements.

* * *

To equip the Bank with a suitable self-regulation instrument comprising the essential principles of the Group’s organization and the fundamental rules of the subsidiaries’ direction and coordination model, the Board of Directors approved the Group Regulations, which define the Group’s entire structure, the basic principles on which it operates, the areas of competence and the responsibilities of the Central Functions of the Parent Bank, as well as the mechanisms and instruments used to coordinate the entire Group.

SANPAOLO IMI has also introduced a Group investment policy, attributable to fundamental principles of finance, which indicates behavioral rules for the consistent issue of customer investment services.

To ensure adequate dissemination of the Group’s strategic addresses among top management, their rendering into plans and budgets and their accomplishment, a Group Management Committee has been set up to analyze, compare and evaluate the Group’s global management trend. The Committee’s main activities concern the sharing of general strategic addresses, information on the general management trend and the progress of the main projects underway, as well as the analysis and in-depth investigation of the decisions which are important to the Group as a whole. This Committee, to which the Chairman of the Parent Bank participates, usually has a monthly meeting which is attended by the Managing Directors of SANPAOLO IMI, the Heads of the Group’s main distribution networks and Heads of Parent Bank specialist Functions; on the basis of specific needs, it may also be extended to the managers of the various Group departments.

Board of Directors

a) Composition and duration

In accordance with Art. 14 of the Articles of Association, the Company is administered by a Board of Directors composed of a number of members variable from 7 to 20, as decided by the Shareholders’ Meeting, which will nominate one of them Chairman.

The SANPAOLO IMI Board of Directors in office at the time of publication of this Report was nominated by the Shareholders’ Meeting of 30 April 2001 and subsequently by the Shareholders’ Meeting of 5 March 2002 (1), and is composed of 18 Directors, listed below with their specific roles:

Rainer Masera	Chairman
Pio Bussolotto	Managing Director
Alberto Carmi	Director
Giuseppe Fontana	Director
Richard Gardner	Director
Alfonso Iozzo	Managing Director
Mario Manuli	Director
Luigi Maranzana	Managing Director
Antonio Maria Marocco	Director
Virgilio Marrone	Director
Abel Matutes	Director
Iti Mihalich	Director
Anthony Orsatelli	Director
Emilio Ottolenghi	Director
Orazio Rossi	Deputy Chairman
Gian Guido Sacchi Morsiani	Director
Enrico Salza	Deputy Chairman
Remi François Vermeiren	Director

The Bank’s website reports short biographical and professional notes of the Directors in office.

1        The Directors Antonio Maria Marocco and Anthony Orsatelli were nominated last year by the Board of Directors, in accordance with Art. 2386 of the Italian Civil Code, following the resignations of Gabriele Galateri and M.me Bouillot, and subsequently confirmed by the Shareholders’ Meeting of 25 November 2003.

The term in office of all the members of the Board of Directors is envisaged until the approval of the financial statements for 2003. The renewal of the Board is planned for the Shareholders’ Meeting of 28/29 April 2004.

The Board of Directors has nominated Piero Luongo, Head of General Secretarial Management, as Board Secretary.

b) Executive and non-executive Directors — the Chairman and the Deputy Chairmen

The Board of Directors is mainly composed of Non-executive Directors, having no operational delegated powers and/or no directional functions in the Company, and the pursuance of their respective duties in meetings of the Deliberative Bodies and Technical Committees is reserved to them. They will be in sufficient number to guarantee that their judgment has determinant weight when making decisions.

More specifically, the Managing Directors will be considered as Executive Directors, in relations to their role of executive management and promotion of activities for the Company, as stated by the Articles of Association, while all the remaining members of the Board are to be considered as Non-executive Directors.

The Chairman of the Board of Directors is also a Non-executive Director: the current Company structure, resulting from the Articles of Association and decisions of the Board, state that the Chairman’s functions are distinct from those of the Managing Directors. The Board has assigned no operational delegated powers to the Chairman, except for, pursuant to the Articles of Association, the responsibilities to coordinate the activities of the Company, the legal representation and the power to take, in agreement with the relevant Managing Director, any urgent provision in the interest of the Company, referring such to the Board of Directors or the Executive Committee at its next meeting.

The Deputy Chairmen — nominated, in accordance with Art. 15 of the Articles of Association, by the Board of Directors from among its members — are also Non-executive Directors, having not been assigned operational delegated powers by the Board and being solely capable of assuming, to all effects, the powers of the Chairman pursuant to Art. 18 of the Articles of Association, in event of his absence or impediment, in the order established by the Board.

c) Independent and non-independent Directors

The Board of Directors periodically checks the existence of the independence of the Non-executive Directors on the basis of the definition contained in the Code of Conduct and also with reference to the instructions supplied by the individuals involved.

Considering the nature of the agreements existing among certain shareholders and relative financial arrangements between SANPAOLO IMI and the same shareholders, the following are to be considered non-independent directors by virtue of their offices among the shareholders:

Anthony Orsatelli
Virgilio Marrone
Iti Mihalich

As regards the remaining non-executive Directors, there are no elements such as not to satisfy the requirements of independence.

Each Director has undertaken to promptly inform the Board should he cease to be independent.

d) Offices of Director or Statutory Auditor held in other companies

Following is a list of the offices of Director or Statutory Auditor currently held by SANPAOLO IMI Directors in Companies listed in regulated markets, including those abroad, in financial, banking, insurance or other significant-sized companies:

DIRECTOR	OFFICE	COMPANY
MASERA Rainer	Chairman	Banca Fideuram S.p.A.
	Member of the Board of Directors	BEI — European Investment Bank
BUSSOLOTTO Pio	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.
CARMI Alberto	/	/
FONTANA Giuseppe	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.
GARDNER Richard	/	/
IOZZO Alfonso	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
	Director	Nhs Mezzogiorno Sgr S.p.A.
	Member of the Supervisory Board	CDC Ixis
MANULI Mario	Chairman and Managing Director	Fin.M. S.r.l.
	Director	Manuli Rubber Industries S.p.A.
	Director	Manuli Stretch S.p.A.
	Director	Terme di Saturnia S.r.l.
	Director	Tamburi Investment Partners S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
MARANZANA Luigi	Chairman	Banca d’Intermediazione Mobiliare Imi S.p.A.
	Chairman	Sanpaolo Imi Wealth Management S.p.A.
	Director and Member of the Executive Committee	Banca Fideuram S.p.A.
	Director	Sanpaolo Imi Internazionale S.p.A.
MAROCCO Antonio Maria	Director	Ifil S.p.A.
	Director	Reale Mutua di Assicurazioni
MARRONE Virgilio	/	/
MATUTES Abel	/	/
MIHALICH Iti	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili
	Chairman	Blue Assistance
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Italiana Assicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida — Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia — Compania de Seguros S.A.
	Chairman	Agemut — Sociedad de Agencia de Seguros de Mutral S.A.
	Chairman	Reale Sum — Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Friulcassa S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.

ORSATELLI Anthony	President du Directoire	CDC Ixis S.A.
	President du Directoire	CDC Ixis Capital Markets S.A.
	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	President du Conseil de Surveillance	CDC Ixis Securities S.A.
	Vice-President du Conseil de Surveillance	CDC Ixis Lcf RothSchild Midcaps S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Holding S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Europe S.A.
	Membre du Conseil de Surveillance	CDC Ixis Asset Management S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion FCP S.A.
	Membre du Conseil de Surveillance	Gimar Finance S.C.A.
	Membre du Conseil de Surveillance	CDC Ixis Private Capital Management S.A.
	President du Conseil d’Administration	CDC SP
	President du Conseil	Nexgen Financial Holding Limited
	President du Conseil	Nexgen Re Limited
	Chairman of the Board of Directors	CDC Ixis Capital Markets North America
	Chairman of the Board of Directors	CDC Commercial Paper Corp.
	Chairman of the Board of Directors	CDC Financial Products Inc.
	Chairman of the Board of Directors	CDC Mortgage Capital Inc.
	Chairman of the Board of Directors	CDC Derivatives Inc.
	Chairman of the Board of Directors	CDC Funding Corp.
	Chairman of the Board of Directors	CDC Municipal Products Inc.
	Chairman of the Board of Directors	CDC Servicing Inc.
	Member of the Board of Directors	CDC Ixis North America
	Member of the Board of Directors	CDC Securities Inc.
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty Services Inc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
	Member of the Board of Managers	CDC Ixis AM US LLC
OTTOLENGHI Emilio	Chairman	Vis S.p.A.
	Managing Director	La Petrolifera Italo Rumena S.p.A.
	Director	Argus Fund S.p.A.
ROSSI Orazio	Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Chairman	Sanpaolo Imi Internazionale S.p.A.
SACCHI MORSIANI Gian Guido	Chairman	Cassa di Risparmio in Bologna S.p.A.
	Deputy Chairman	Finemiro Banca S.p.A.
SALZA Enrico	Managing Director	Tecno Holding S.p.A.
	Director	Thera It Global Company
VERMEIREN Remi François	Member Supervisory Board	Euronext NV — Amsterdam
	Member Supervisory Board	Credit Commerciale de France — Parigi

e) Functions of the Board of Directors

The Board of Directors is responsible for strategic direction and is the holder of all Company management powers.

In particular, in accordance with subsection 2 of Art. 16 of the Articles of Association, the Board of Directors is competent to approve the resolutions concerning the merger, in the cases provided for by Articles 2505 and 2505 bis of the Italian Civil Code, the opening and closure of secondary offices, the reduction of capital when a shareholder resigns, adaptations of the Article of Association to regulatory instructions. Moreover, in accordance with the subsequent subsection 3, the following are also reserved to the exclusive competence of the Board:

•           resolutions regarding general management, the approval and modification of a general provision concerning work relationships, the acquisition and sale of shareholdings which change the composition of the Banking Group, the appoint-

               ment of offices as provided for by subsection 1 of Art. 20 of the Articles of Association (General Managers, Deputy General Managers, Central Managers);

•           the determination of the criteria for the coordination and management of Group Companies and for the execution of the instructions issued by the Bank of Italy.

Lastly, on the basis of the Bank’s Articles of Association and the current delegated powers, the Board of Directors is also responsible for:

•           the examination and approval of the Company’s and Group’s strategic, industrial and financial plans as well as the approval of the Regulation concerning the Group’s corporate governance;

•           the nomination and the attribution of mandates to the Executive Committee and the Managing Directors as well as the related definition of the limits, means of exercise and periods of time within which the delegated Bodies must report to the Board on the activities carried out during the exercise of the mandates conferred to them;

•           the determination of the Managing Directors’ remuneration and of those who hold particular offices, as well as the subdivision of the variable part of the amount due to the individual members of the Board, after the examination of the proposals for the Remuneration and Personnel Policies of the Technical Committee and having heard the Board of Statutory Auditors;

•           the approval of general risk management policies;

•           the supervision on general performance, paying special attention to situations of conflicts of interest, taking into particular consideration the information received from the Executive Committee, the Managing Directors and the Audit Technical Committee, and periodically comparing the results achieved with those planned;

•           the examination and approval of major economic, balance sheet and financial transactions, defined on the basis of quantitative and qualitative criteria (such as loans of more than one fifth of the equity of the Company, loans of more than 10 million euro, acquisition or loss of control of insurance companies and acquisition of shareholdings of more than 100 million euro); the verification of the adequacy of the Company’s and Group’s general organizational and administrative structure;

•           the presentation to Shareholders of the reports concerning the agenda of the Shareholders’ Meetings;

•           the approval of relevant transactions with related parties.

f) Board meetings

The calling of the Board of Directors, ordinarily every two months (Art. 17 of the Articles of Association), or at the request of at least three Directors, or one Managing Director, or on the basis of the powers which the law gives to the Statutory Auditors, falls to the Chairman, every time he sees fit. The Chairman, who, in accordance with the Articles of Association, is responsible for the coordination of the work of the Board of Directors, presides over the meetings and sets the agenda - taking account of the motions proposed by the Managing Directors, on the basis of the powers of attorney conferred — and ensures that adequate information on the matters under discussion are supplied to all Directors.

The calling of Directors and Statutory Auditors for the meetings of the Board of Directors is made in advance and in reasonable time to allow sufficient information on the subjects under discussion and is followed by the advance documentation necessary to ensure the best informed performance by the Directors in the fulfillment their tasks. The rule of advance information may only be waived in cases of particular urgency or requirements of confidentiality; on such occasions there will still be a full treatment of each subject and particular attention to the content of the documents not sent in advance.

The SANPAOLO IMI Articles of Association allow the meetings of the Board of Directors to be held through telecommunication networks, as long as the exact identity of those legitimately authorized to attend is guaranteed and it is possible for all participants to intervene, in real time, on all the subjects and to see, receive and transmit documents. At least the Chairman and the Secretary must be present on the premises in which the Board meeting has been called, where it is considered as held.

The meetings of the Board of Directors may be attended, without voting rights, by the Managers of Head Office Directions or Functions, to supply information and data concerning the practices submitted for examination by the Board, representatives of the independent auditors and external consultants, in relation to matters on the agenda, which might require specific technical expertise.

The SANPAOLO IMI Board of Directors met 17 times during 2003; as in the past, the Directors’ attendance of board meetings was significantly high and constant (about 90%), ensuring a systemic contribution by all its members to the management of corporate and Group affairs, fully exploiting the important professional skills available to group advantage.

Given the regular schedule thus far adopted by the Bank, a similar number of meetings may also be assumed for the year in course, 4 of which have already been held. In compliance with the Regulations of Borsa Italiana, SANPAOLO IMI presented the calendar of corporate events for 2004 to the market in December 2003, stating the date of the board meetings for approval of the economic and financial figures.

Executive Committee and Managing Directors

In accordance with Art. 15 of the Articles of Association, the Board of Directors nominates from among its members the Executive Committee (of which the Chairman, presiding, the Deputy Chairmen and the Managing Directors are members ex officio), setting the number of members, delegated powers, term of office, operating rules and powers. The Board also nominates, determining their attributions, one or more Managing Directors.

The Executive Committee is currently composed of eight Directors, of which five non-executive, three of which independent:

Rainer Masera

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

Virgilio Marrone

Iti Mihalich

Orazio Rossi

Enrico Salza

The Secretary of the Board of Directors acts as Secretary of the Executive Committee.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been given powers concerning loan issue and, generally, operational powers regarding the recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company and shareholdings — except in the case of exclusive competence of the Board of Directors, pursuant to Art. 16 of the Articles of Association - personnel and expenditure. The Executive Committee has also been given, in general, the faculty to assume any urgent provision in the interests of the Company, referring them to the Board at its next meeting.

The Executive Committee, the Statutory Auditors having their powers set by law, is called to meet whenever the Chairman considers appropriate and, by company practice, around twice a month. The Committee met 20 times during 2003, with an average attendance by Directors of 97%.

* * *

The Board has conferred to the Managing Directors, each separately, powers to be exercised within the context of their respective competencies as well as strategies, directions and plans made by the same Board, with faculty of sub-delegation and the obligation to report quarterly to the Board on the activity undertaken, decisions made and mandates conferred.

The distribution of the areas of responsibility among the Managing Directors originates from the identification of operational and market contexts with similar characteristics and from the decision to maximize specializations and competencies. Another aim is to achieve maximum sharing of Group targets and successful coordination between different, yet correlated operating areas, in order to maximize operating efficiency and supply a service of excellence to all customers.

In particular, the following specific competencies have been attributed:

•           the Managing Director Pio Bussolotto is assigned responsibility for the North East Territorial Direction, established following the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI in support of the bank-networks belonging to the former Cardine group operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas, with the functions of supervising the related commercial and credit activities, coordinating the operations of the Sanpaolo branches in the respective territorial settings and promoting development activities, addressing and exploiting the business opportunities offered by the market of reference. The Managing Director in question is also assigned responsibility for shareholdings in other domestic banks and for the GEST Line tax collection company, as well as the control of Group operation and supervision of purchasing and logistics;

•           the Managing Director Alfonso Iozzo is in charge of banking and lending activities to households, companies and public entities, through the direct responsibility for the Sanpaolo Network, Sanpaolo Banco di Napoli, Banca OPI and Banca Popolare dell’Adriatico S.p.A., as well as the Group’s corporate identity. In order to accentuate the operational integration between the various Group banks, the Managing Director in question has also been assigned the centralized control of Group lending, including large risks, and responsibility for the Macchina Operativa Integrata;

•           the Managing Director Luigi Maranzana is assigned responsibility for specialist businesses, with particular reference to the financial planner networks (Banca Fideuram and Banca Sanpaolo Invest), investment banking (Banca Imi), asset management (Sanpaolo Imi Wealth Management), financial markets and international banking. The Financial Statements, as well as other central Functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and Correspondent Banks, refer to the Managing Director in question.

Considering the aforementioned competencies, the Board has conferred to the Managing Directors powers concerning loan issue and, more generally, operational, Group guarantees to financial institutions, financial risk management and control, recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company, shareholdings and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Directors have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors. In accordance with Art. 17 of the Articles of Association, the proposals to the Board of Directors and the Executive Committee are formulated by the Managing Directors on the basis of the conferred delegated powers. In particular, the Managing Directors are responsible for proposals related to the general organization of the Company, to credit and business areas as well as personnel management.

Technical Committees

The Board of Directors is supported in its institutional functions by Technical Committees made up from its members - as per subsection three of Art. 15 and in accordance with the provisions made in the Code of Conduct - with consultative, management and control functions.

As well as responding to the division of responsibilities between Directors, considering the number of offices held by each of them, Committees are composed on the basis of the Professional characteristics of the Directors, to guarantee adequate “coverage” of the thematic areas delegated to the Committees.

a) Remuneration and Personnel Policies Technical Committee

The Remuneration and Personnel Policies Technical Committee is composed of nine Directors, of which six non-executive, four of which independent:

Enrico Salza (Chairman)

Giuseppe Fontana

Mario Manuli (2)

Virgilio Marrone (3)

Iti Mihalich

Orazio Rossi

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

In particular, the Committee has the role of evaluating, in agreement with the Chairman of the Board of Statutory Auditors and referring to the Board of Directors, the remuneration of the Directors with particular offices and examining the total remuneration structure of the Directors, also taking account of any presence in the Corporate Bodies of subsidiary Companies; to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships (such as, for example, the Combined Company Contract).

The involvement of the Managing Directors is envisaged in the limits inherent in the definition of the general directions of top management remuneration and management policies and of a general nature concerning work relationships. Resolutions concerning Committee members are always made in absence of those directly involved.

The Remuneration and Personnel Policies Technical Committee met six times during 2003.

b) Audit Technical Committee

The Audit Technical Committee, set up by the Board of Directors in June 1998, is composed of four non-executive Directors, three of whom independent:

Giuseppe Fontana (Chairman)

Virgilio Marrone

Emilio Ottolenghi

Enrico Salza

The Chairman of the Board of Statutory Auditors and the Managing Directors take part in the work; Report and Audit Management Heads as well as, where necessary, the Heads of the other Functions involved with the specific issues handled, take part in the meetings as speakers.

2        Mario Manuli intervenes in activities concerning the evaluation of the remuneration of Directors with special offices and the complex structure for the remuneration of Directors.

3        Virgilio Marrone intervenes to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships.

The Audit Committee has the responsibility of analyzing the problems and relevant practices with the possibility to make specific analyses of subjects to be investigated further, with reference to the evaluation of the internal control system. The Committee also evaluates the adoption of the best corrective measures proposed to deal with omissions and anomalies found in the audit processes, both internally and with the independent auditors.

In particular, the Committee:

•           assists the Board of Directors in carrying out the tasks of setting the guidelines and periodic checks of the operational adequacy and effectiveness of the internal control system of the Parent Bank and the Group Companies;

•           evaluates the working plans prepared by internal control and receives their periodic reports;

•           evaluates, together with the auditors and representatives of the companies responsible for the matter, the adequacy of the accounting principles used and their consistency for the publication of the consolidated financial statements;

•           evaluates the proposals formulated by the independent auditors for their responsibilities, as well as the working plan set out for the audit and the results contained in the report and letter of suggestions;

•           maintains close contacts with the Board of Statutory Auditors, through the participation of its Chairman at meetings, so as to allow reciprocal and timely information on the relevant subjects for the system of internal controls;

•           refers to the Board of Directors, at least every six months, on the occasion of the approval of the annual and half year report, activity undertaken and the adequacy of the Group’s system of internal controls;

•           performs further tasks assigned to it by the Board of Directors, particularly in relation with the independent auditors;

•           preliminarily evaluates relevant transactions with related parties.

The Audit Technical Committee also performs the tasks and functions assigned to it as a Regulatory Body, in accordance with D. Lgs 231/2001, as regards the administrative responsibility of the companies.

As well as intervening on more strictly pertinent matters, the Audit Committee also examined other general issues in 2003, including: the impact of the New Basel Capital Accord on the methodologies used within the Bank; the criteria and guidelines concerning the attribution of further assignments to Group companies Independent Auditors, with the aim of preserving the independence of the auditors; the security management of Internet banking services offered by SANPAOLO IMI, in order to guarantee an adequate level of protection for the strategic choices made by the Bank in the sector; the instructions issued by the Securities and Exchange Commission on internal controls and auditing.

In the course of 2003 the Committee met on 17 occasions.

c) Group Risks Technical Committee

The Group Risks Technical Committee has the responsibility of establishing the Group’s risk strategies and policies, supplying guidelines for defining risk measurement methodologies and criteria. It is currently composed of eight Directors, of which five non-executive, four of which independent:

Rainer Masera (Chairman)

Anthony Orsatelli

Emilio Ottolenghi

Orazio Rossi

Remi François Vermeiren

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

The Group Risks Technical Committee met eight times during 2003.

d) Ethical Committee

The Ethical Committee, set up in 2001, is currently composed of seven Directors, all of which non-executive and independent:

Abel Matutes (Chairman)

Rainer Masera

Alberto Carmi

Richard Gardner

Mario Manuli

Antonio Maria Marocco

Remi François Vermeiren

The Committee in question has the responsibility of investigating and evaluating the principles to be presented to the Board of Directors for the identification of a corporate ethical-environmental policy, monitoring internally to which extent the chosen principles have been adopted and supervising the publication of the Social Report and the guidelines for the external communication of corporate policy in this area. The Ethical Committee is also responsible for proposing the definition of codes of conduct and approving adherence to declarations of principles or bodies in the sector and has given its positive judgment on the Ethical Code of SANPAOLO IMI, approved by the Bank’s Board of Directors in 2003.

Together with the Social Report, this document provides the general reference of the ethical principles and values of the Group and the corpus for the criteria of conduct for its Directors, employees and co-workers, in every operating context and geographical area. The Ethical Code provides details on the principles of honesty, fairness, faith, loyalty, integrity and respect of the law and the legitimate interests of all people and bodies with which the Group companies operate; the Code regulates the implementation of the abovementioned criteria, the training activity and the methods used for its dissemination, also providing instructions for application in the case of violation of its provisions.

The Ethical Code has been brought to the knowledge of all Group employees, in the belief that total adherence and consistent application of its principles, in relations with customers and other Bank and Group Company interlocutors, create the basis for a long-term relationship of trust; the Code has also been transmitted to the Group companies so that its contents can be disseminated among the respective Administrative bodies.

In the course of 2003 the Ethical Committee met on 3 occasions.

Nomination and remuneration of the Directors

a) Nomination

The Bank’s Articles of Association do not contain a particular procedure for nominating Directors, hence this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

So far there has been no need to create a special Committee within SANPAOLO IMI for the presentation of nominations to the office of Director, given the nature of the task, which falls within the context of the competencies of shareholders, and the alert and attentive character of the latter as regards attendance of the shareholders’ meetings and presenting suitable candidates for the corporate office. Their choice is focused on profiles of high standing with a wide range of different professional and managerial experiences in domestic and international contexts.

It should be emphasized that - in the light of the current regulations concerning requisites of respectability and professionalism required for the bank Directors - the presentation of nominations implies the performance of adequate checks by those presenting candidates regarding the personal and professional characteristics of their candidates. The Board has 30 days from the date of nomination to check that the above-mentioned requisites exist, in conformity to the legal dispositions issued by the Bank of Italy.

b) Remuneration

The current system for remuneration of SANPAOLO IMI Directors, according to the criteria established by the shareholders as of 30 April 2001 and 29 April 2003, is largely based on the following:

1)     a fixed annual part,

2)     a variable part, linked to results achieved, and determined with reference to the bases and parameters approved by the Shareholders’ Meeting,

3)     a fixed sum including allowances for each attendance at meetings of Corporate bodies,

while, pursuant to the Articles of Association, the Directors have the right to reimbursement of expenses caused by their office.

The Board of Directors supervises the distribution to the Directors of the variable part, having heard the opinion of the Board of Statutory Auditors and, pursuant to subsection nine of Art. 15 of the Articles of Association, sets the remuneration of the Directors with particular duties as set out in the Articles of Association, having heard the opinion of the Board of Statutory Auditors, and also takes advice from the Remuneration and Personnel Policies Technical Committee.

In particular, for 2003, the Board of Directors, upon proposal by the aforementioned Committee, established:

1)     for the Chairman and Managing Directors, a fixed remuneration and a variable part related to the achievement of specific targets in Bank and Group results, together with the stock option plans (illustrated in detail in the current Annual report) structured in a fixed and variable component fixed to share performance;

2)     for the Deputy Chairmen, a fixed emolument related to the office, linked to their commitment to replace the Chairman in his absence or impediment, directly taking over the responsibilities involved.

The Board of Directors - in accordance with the abovementioned Art. 15 of the Articles of Association, having heard the opinion of the Board of Statutory Auditors - has set an additional payment for the Director who are members of the Technical Committees and for the Chairman of the Audit Technical Committee, considering the extensively diversified area of operation of the abovementioned Committee.

Details of the payments to the Directors are shown in the Explanatory Notes to the Parent Bank Financial Statements.

Central Management

The Central Management - nominated, in accordance with Art. 20 of the Articles of Association, by the Board of Directors, in alternative to the nomination of the General Manager(s) and Deputy General Manager(s), is managed by the Managing Directors and its Members, in their respective areas of expertise, implement the decisions made by the Board, the Executive Committee, the Chairman and the Managing Directors, manage all current affairs, supervise the structure and operation of Departments and organize the assignments and destinations of personnel, excluding Executives. They can also delegate, with internal and continuing provisions, certain powers of theirs to Executives and other Head Office personnel, area and branch managers.

The Central Management is currently composed of the following Managers:

•           Audit Management, who evaluates the functionality of the whole internal control system of the Parent Bank and its operating units and identifies anomalous trends and violations of procedures and regulations;

•           Human Resources Management, who ensures the qualitative and quantitative composition of the Group’s human resources required for current and future needs of the individual organizational units;

•           Sanpaolo Network Management - split into Private & Retail Division and Companies Division - for supervision of the territorial organization of the Bank and guaranteeing the interface with the other Group networks, to harmonize the various commercial development components;

•           Group Credit Management, with the task of optimizing the quality of the Group’s credit activities, minimizing the credit risk consistent with the returns targets set, and direct management of the domestic and international Groups, as well as supervision of structured finance transactions;

•           General Secretarial Management, comprising legal and corporate competencies, the management of shareholdings and corporate development, the management of external relations and relationships with institutional investors;

•           Management of Macchina Operativa Integrata for overseeing the integrated information system and back office processes of the domestic banking networks and Parent Bank functions;

•           Group Finance Management, comprising the entire Group’s financial management as well as treasury activities and portfolio management activities of the domestic banking networks.

In consideration of the SANPAOLO IMI listing on the New York Stock Exchange and in observance of the Sarbanes - Oxley Act, as well as the pertinent rules adopted by the SEC on the matter, a special Disclosures Committee has been set up, composed of certain members of Central Management and the Heads of certain Central Functions, chaired by the Annual Report Manager, in his capacity as Chief Financial Officer, with the task of cooperating with all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity, as well as the creation and effective operation of the control and procedure system applied to the production of the same report.

* * *

The remuneration system of the Company’s Central Management (as happens for Group management) is characterized by the clear personalization of the retributive schedule applied to each of its Members, based, as well as on a fixed part, on the increasing use of the variable component. The current management by objectives model is, in particular, closely related to the strategic aims of the Industrial Plan, with the application of a corrective mechanism that links the payment of the cited variable component to the achievement of a global business objective, made up, for 2003, of the Group’s ordinary gross income.

The internal control system

The internal control system is a fundamental and vital element to the company processes aimed at guaranteeing, through the control of related risks, the correct management of the Bank and the Group in view of achieving the set aims and, at the same time, the defense of the interests of stakeholders.

As a bank and Parent Bank of a banking group, SANPAOLO IMI is subject to a specific Bank of Italy regulation which, as regards the issue in question, in line with the recommendations adopted internationally, is marked by a limited prescriptive indication in favor of principles of reference and by stimulating the top management for the development of highly efficient and effective control systems: in accordance with the Supervisory Regulations issued by the Bank of Italy, competitiveness, medium- and long-term stability and the possibility of guaranteeing healthy and prudent management cannot be obtained without a correctly functioning internal control system and the development of a solid company “culture” on the matter.

At SANPAOLO IMI the internal control system and the appointed structure are particularly widespread and organized to control effectively the typical risks inherent in the corporate activity and monitor the economic and financial situation of the Company and the Group.

These responsibilities are given — as well as to the Audit Technical Committee mentioned earlier - to a special Structure known as Audit Management which, reporting directly to the Managing Directors, is necessarily independent of the operating structures and in carrying out its activities, it is not denied access to data, archives and company assets.

Audit Management has the responsibility for evaluating the functioning of the complete system of internal controls of the Group, controlling operations and risk management performance as well as bringing to the attention of the Board of Directors and Top Management possible improvements in risk management policies, measurements, instruments and procedures; control is extended to Group companies directly and through the coordination of the corresponding subsidiaries’ structures. The Management is split into three Functions: Parent Bank and Bank Networks Audits, with the mission of evaluating the internal control system to control risks and identify anomalies and violations of procedures with reference to the corporate centre units of the Parent Bank, the various central and outlying units of the Sanpaolo Network Management and the Foreign Network as well as Sanpaolo Banco di Napoli and the former Cardine bank networks; Subsidiaries Audit, with the mission of controlling the auditing functions of the subsidiaries, in order to guarantee consistent controls and adequate attention to the various types of risk, also through an independent investigation and verification activity by way of examination of periodical informative flows, as well as interventions on the premises of the same Companies; Compliance, with the mission of ensuring the conformity of company processes with legal provisions and the supervisory regulations that govern the various sectors of activity.

A quarterly report on the results of the activity is presented to the Board of Directors and the Audit Technical Committee.

There are regular, continuous reports between Audit Management and the other Control bodies and, in particular, to the Board of Statutory Auditors, to which constant information and cooperation are ensured through the attendance of the Audit Committee meetings by the Chairman of the Board and the periodical report by the Head of Audit Management, in the context of the sessions of the same Board, on the results of the activities performed.

* * *

Moreover, in order to implement the provisions of Legislative Decree 231/2001, on the matter of administrative responsibility of legal bodies, and also taking account of the existing internal control system, SANPAOLO IMI has approved the reference principles for adoption of the models of organization, management and control pursuant to the abovementioned Decree, as well as conferral of the qualification of supervisory body to the Audit Technical Committee, with contextual attribution of the powers and prerogatives necessary to perform the supervisory activities in question.

Transactions with related parties

The Board of Directors of SANPAOLO IMI has identified the parties correlated to the Bank and defined a Group procedure for the deliberation of transactions with such correlated parties, aimed at setting competencies and responsibilities, as well as indicating the informative flows between the structures of the Bank and the Companies directly and indirectly controlled.

To provide maximum transparency, the Bank has included in the setting of the related parties all those adhering to the current parasocial contracts between SANPAOLO IMI shareholders, including the holding companies of said shareholders, as well as the Executives of the Parent Bank Central Management.

In particular, in terms of transactions with significant correlated parties referred to the Parent Bank, they have been reserved to the exclusive deliberative competence of the Board of Directors, following screening by the Audit Committee.

In order to individuate the requirements of significance, the following limits have been set:

a)     50,000.00 euro, in the case of atypical or unusual transactions;

b)    10 million euro, in the case of loans and other transactions at standard conditions, undertaken with correlated parties outside the Group;

c)     500 million euro, in the case of loan transactions at standard conditions undertaken with Group correlated parties, or 50 million euro in the case of other transactions at standard conditions undertaken with Group correlated parties.

The significant transactions entered into by subsidiaries with the correlated parties of the Parent Bank have been reserved to the deliberative competence of the Board of Directors of the company concerned; in any case the subsidiary must submit its proposal to the approval of the Parent Bank in the case of transactions with values which are at least equivalent to the limits stated below:

a)     50,000.00 euro for atypical or unusual transactions with correlated parties;

b)    10 million euro for all transactions, loans and otherwise, at standard conditions with correlated parties outside the Group and otherwise.

As part of the procedure, in the preliminary stage of atypical or unusual transactions, the competent structures must be assisted by independent experts called to express an opinion on the economic conditions and/or legitimacy and/or the technical aspects of the transaction. For significant transactions, the Head of the Parent Group Structure competent to propose or approve the transaction, will assess whether or not to make use of the assistance of independent experts on the basis of the non-repetitive nature and relevance of the transaction.

The resolution proposals related to transactions with related parties, even when they are delegated to company bodies other than the Board of Directors, must state that the transaction is with a related party and always include a brief description of the characteristics, methods, terms and conditions of the transactions, indicating the related parties with whom the transaction is entered into, the reasons for and economic effects of the accomplishment of the transaction, the methods used to determine the price and the evaluations of its adequacy, as well as any indications supplied by independent experts.

If the correlated party is the subject to exercise functions of management, administration and control of the Bank, the procedure pursuant to Art. 136 of the Testo Unico Bancario (Consolidated Banking Law) will also be applied. The provisions adopted by the Parent Bank, in its capacity as company listed on the New York Stock Exchange are excepted, in implementation of the United States discipline on the matter of transactions with Group representatives.

Following the approval of the transactions with correlated parties, the Functions of the Parent Bank and the subsidiaries must present a quarterly report to the Audit Committee and the Board of Directors of the Parent Bank, in accordance with Art. 150 of D. Lgs 58/1998, and must, if necessary, implement immediate or periodical informative duties to the market.

Treatment of confidential information

Within SANPAOLO IMI, the institutional task of external communication — which also includes price sensitive information —is the responsibility of the Chairman and the Managing Directors, supported by Investor Relations, while the task of entertaining relations with the press and other national and international communications is the responsibility of Media Relations.

Confidential information is treated following an internal procedure approved by the Board of Directors, taking account of best practice, and coordinates the principles and recommendations contained in communications from the Regulatory Authorities. This procedure, reaffirming the obligation of confidentiality, in the corporate interest and the interest of Directors and Statutory Auditors, also reaffirms the value which the Company recognizes in terms of principles of market efficiency and transparency as well as the criteria of duty, clarity and continuity of information, on which communication toward the public is based. The procedure also defines the circumstances when the obligation to communicate arises and the means of communication.

In implementing the legal and regulatory provisions, in addition to the above mentioned procedure, specific instructions have been transmitted to subsidiaries to ensure an efficient informative flow and timely respect for the requirements of transparency by the Group to the market.

Lastly, in compliance with the rules of the Sarbanes - Oxley Act and the pertinent provisions adopted by the SEC, the listing of SANPAOLO IMI on the New York Stock Exchange means that the Company must respect certain specific communication methods. In this context, as already mentioned above, the Disclosures Committee has been set up - composed of Heads of Central Management and Central Functions - with the task of supporting all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity.

Internal Dealing

Pursuant to provisions introduced by Borsa Italiana in the Regulation of Markets and in the related Instructions on the matter, aimed at the disclosure of transactions of purchase and sale undertaken by the Directors and by other “relevant people” in the stocks of listed Companies to which they belong and of the main subsidiaries, in December 2002, the Board of Directors approved the “Code of Conduct of Relevant People and of SANPAOLO IMI S.p.A. for transactions involving the Group’s listed financial instruments and for communication to the market”.

The Code governs, with legally binding effectiveness, the communication to the public of transactions in Group listed stocks undertaken by subjects (“relevant people”) who have access, in virtue of the office held in the same Group, to a privileged strategic vision and are therefore able to direct, with a deeper perception of the opportunities offered by the market, their own investment choices.

In accordance with the provisions of the Code and on the basis of the information received, the Bank communicates to the market — by the tenth day on which the stock market is open following the last day of each calendar quarter — the transactions undertaken during such period by subjects identified as relevant people or equivalent, the total amount of which is equal to or more than 50,000.00 euro, and having as the object listed stocks of the Group or financial instruments, as defined in the regulatory provisions. Among the transactions subject to communication, are those having as their object the American Depositary Receipts (ADRs) negotiated on the New York Stock Exchange, while the transactions undertaken in the exercise of purchase or subscription rights — regulated within the context of stock option plans — or option rights, are not considered.

Without delay — and by the first day the stock exchange is open following receipt of communication of the transaction by the relevant person — the Bank communicates to the market the transactions undertaken by the same subjects which amount, individually or collectively, to more than 250,000 euro.

In the Code of Conduct, provision has also been made for the Board of Directors to establish — for specific periods of time — prohibitions or restrictions for relevant people or equivalent regarding the execution of the above-mentioned operations.

SANPAOLO IMI has communicated promptly to the market the adoption of the Code of Conduct and subsequent amendments, making the updated document available on its website.

Relations with shareholders

SANPAOLO IMI has set up already internal company structures dedicated to managing relations with institutional investors, shareholders and the main operators in the domestic and international financial community, and to guaranteeing the systematic dissemination of thorough and prompt information on Group activities, strategies and results, also in the light of the indications formulated on the matter by the Consob and the principles contained in the “Market Information Guide”

on corporate information published in 2002 by Forum Ref. These competencies are currently attributed to Investor Relations and the Company Secretariat.

During 2003 the Bank pursued its opening towards the market, especially in conjunction with the publication of the financial statements and periodical results, through meetings with investors and financial analysts in the main geographic areas.

Furthermore — to encourage further communication with investors and in the context of the practice of correct, accurate and transparent communication — the Bank uses the www.sanpaoloimi.com website to provide news on the profile of the SANPAOLO IMI Group and the Bank’s shareholders, economic-financial information on the Group (financial statements, half year reports and quarterly share performances as well as summary tables), press releases issued by the Company and the annual calendar of relevant corporate events as well as information on relevant or extraordinary transactions. The site also provides news about the meetings organized periodically with financial analysts, to which anyone who is interested can participate directly or by conference call.

The website also includes a section dedicated explicitly to the Bank’s corporate governance structure, containing this report, documents and information concerning its organization (Company bodies, Articles of Association and Regulations for meetings), the Group organization and the procedures and principles of conduct adopted by the Company in general and with reference to specific issues (internal dealing code, conduct during transactions with related parties, Ethical Code).

In the context of the aforementioned section of the website there is an e-mail address (investor.relations@sanpaoloimi.com) where users can request information or documentation.

Shareholders’ meetings

SANPAOLO IMI encourages extensive attendance of the Shareholders’ meetings: the informative material prepared in view of the meetings is usually promptly forwarded, together with notification of the meeting called, to the shareholders who attended the previous meetings, at their domiciles; the documentation on the subjects on the agenda is also available on the Bank’s website.

The Shareholders’ meetings are attended by the Company Directors, who make a useful contribution to the meeting. Moreover - to allow best use of the discussion and to regulate the meeting, without restricting or affecting the rights of each shareholder to express his/her opinion and ask for clarification regarding the agenda — SANPAOLO IMI has implemented a shareholders’ meeting Regulation which is made available to shareholders before every meeting, together with the documentation prepared specifically for the Shareholders’ meeting. This Regulation is not an appendix to the Articles of Association and has been approved by the Ordinary shareholders’ meeting which is competent to approve any related amendments, also to guarantee greater flexibility and prompt adaptation of the text to the needs that the experience of its application might suggest.

The Regulation governs, among other things, the intervention in and attendance of the Shareholders’ meeting, the verification of the legitimate right to intervene and access to the meeting room, the voting methods, interventions by the Directors and Auditors and also the Chairman’s powers.

The Company does not deem it necessary to proceed to specific initiatives designed to amend the capital percentage ceilings contemplated by current regulation for actions and prerogatives to safeguard minorities.

The SANPAOLO IMI Shareholders’ meeting met twice during 2003: on 29 April and 25 November. The subjects discussed during these meetings include, in particular, the approval of the financial statements for 2002 and the approval of the project for the merger by incorporation of Cardine Finanziaria as well as the adaptation of the Articles of Association to the corporate law reform.

Board of Statutory Auditors

a) Nomination, composition and duration

In accordance with Art. 19 of the Articles of Association, the Board of Statutory Auditors is elected by the Shareholders’ Meeting through the voting list and in observance of a procedure which accounts for the timely publication of the candidacies and ensures within it a representation of minority shareholders.

The lists of candidates - which can be presented by the shareholders who, either alone or with other shareholders, represent at least 1% of the shares with voting rights in the Ordinary shareholders’ meeting - must be published in at least two national daily newspapers, including one financial newspaper, at least 10 days before the day fixed for the Shareholders’ Meeting on first call, and deposited at the registered office together with the curriculum vitae of each candidate and declarations with which the individual candidates accept their candidacy and affirm, under their own responsibility, the absence of causes of ineligibility and incompatibility, as well as the existence of the requirements prescribed by current regulations and the Articles of Association to hold the office of Statutory Auditor.

The SANPAOLO IMI Shareholders’ meeting, held on 30 April 2002, nominated the Board of Statutory Auditors for 2002/2003/2004.

Two lists were presented during this meeting: list no. 1 by Compagnia di San Paolo S.r.l. — then holder of 16.13% if the share capital, and list no. 2 by Fondazione Cassa di Risparmio di Venezia — then holder of 1.96% of the share capital.

The list that obtained most votes was list no. 1. Therefore, in accordance with subsection 12 of the aforementioned Art. 19, this list presented in the progressive order as listed, three Auditors and one Supplementary Auditor, while the two remaining Auditors and one Supplementary Auditor were taken from the other list (4):

Mario Paolillo	Chairman	taken from list no. 1
Aureliano Benedetti	Auditor	taken from list no. 1
Maurizio Dallocchio	Auditor	taken from list no. 2
Paolo Mazzi	Auditor	taken from list no. 1
Enrico Vitali	Auditor	taken from list no. 2
Stefania Bortoletti	Supplementary Auditor	taken from list no. 2

In accordance with subsection 14 of Article 19 of the Articles of Association, the chair of the Board is taken by Mario Paolillo, the latter being at the top of the list which received the most votes.

* * *

The Shareholders’ meeting of 30 April 2002 also established the payment due to the members of the Board of Auditors for the three year-period of office (including allowances) for attendance of every meeting and without affecting the Auditor’s right to reimbursement of expenses produced by their office.

b) Functions and powers of the Board of Statutory Auditors

The Board of Statutory Auditors — which met 19 times during 2003, with an 86% average attendance by Auditors — is called

4        The Meeting on 30 April 2002 elected two Supplementary Auditors, pursuant to subsection 1 of Art. 19 of the Articles of Association. Antonio Ottavi, Supplementary Auditor taken from list no. 1, handed in his resignation, effective from 19 January 2004. The nomination of a new Supplementary Auditor is provided for by the agenda of the Shareholders’ meeting of 28/29 April 2004; the decision will be taken in accordance with subsection 16 of Art. 19 of the Articles of Association by the relative majority, without the vote listing procedure.

upon to supervise the observance of the law and the Articles of Association, the observance of the principles of correct management and the adequacy of the organizational structure, for the areas of competence, of the internal control system and the company’s administrative-accounting system, as well as the adequacy of the provisions given by the company to its subsidiaries to fulfill the communication and information obligations provided for by the law.

In carrying out its duties the Board of Statutory Auditors has extensive powers of inspection and internal investigation, it may call the Shareholders’ meeting — in cases provided for by the law, the Board and the Executive Committee, appeal against the resolutions of the Shareholders’ meeting and the Board and report irregularities in management to the Court, also with reference to subsidiaries. The Board also immediately informs the Consob and the Bank of Italy of irregularities in supervisory activities.

The Board of Auditors attends all the meetings of the Board of Directors and the Executive Board and therefore is constantly informed of the activities carried out by the Company. Moreover, in compliance with Art. 150 of D.Lgs 58/1998 and Art. 17 of the Articles of Association and in order to guarantee that all the information needed to exercise effectively its functions are made available to the Board of Statutory Auditors, the Board of Directors refers promptly, at least quarterly, to the Board on the activities performed and the major economic, financial and balance sheet transactions performed by the company or the subsidiaries as well as, in particular, potentially conflicting transactions.

To implement the legal provisions and the Articles of Association, a special organization procedure has been created; it defines the competencies and responsibilities of the Bank functions involved in the informative process between the Board of Directors and the Board of Statutory Auditors. The activities referred by the Board are, in any case, promptly reported to the Board of Statutory Auditors in a specific communication addressed to its Chairman.

The informative activity in question is organized into reports on Group activities, which analyze the operating trend and major economic, financial and balance sheet transactions, the exercise of powers of attorney within the Parent Bank and potentially conflicting transactions, with particular reference to transactions with related parties. The extensive informative activity in question is not just functional to the performance of the Board of Statutory Auditors’ supervisory activities, but also allows all the Directors to carry out aware and informed observance of company operations.

* * *

In relation to the quotation on the United States stock market, SANPAOLO IMI took direct measures during the year to respond fully to the instructions given by the SEC implementing the Sarbanes-Oxley Act, also with regard to the obligation to set up (by 25 July 2005) an audit committee which meets specific standards. The analysis of the new regulation has led to the belief that SANPAOLO IMI can assign, for the moment, the audit committee functions to be implemented immediately — such as the obligation for independent auditors to refer and discuss the critical accounting policies and alternative treatments under GAAP and the obligation for pre-approval of assignments to independent auditors — to the Board of Statutory Auditors, without influencing the ordinary competencies and responsibilities assigned to the latter under Italian law.

The Board of Statutory Auditors already holds extensive powers and responsibilities established by the law and Italian regulations, as well as by Consob recommendations, and the choice made appears consistent with the concentration of control competencies within this Body.

Specifically, the assignment of the compulsory auditing appointment, as well as further appointments to the same auditors, have already been approved by the Board of Statutory Auditors. The latter has therefore given a better definition - on the basis of the Italian and American provisions made to safeguard the autonomy of the independent auditors - of general criteria for the assignment of audit and non audit appointments to the Group’s main and secondary auditors, as well as to others belonging to their network. These criteria must be observed by the company Functions of the Parent Bank and the Subsidiaries, which will continue to be responsible for the appointments assigned to them.

Naturally, in this prospective, the Audit Committee set up within the Board of Directors on the basis of the Code of Conduct maintains the attributions established by the Code, as the articulation of the primary management responsibility of the internal control system.

c) Offices of Director or Statutory Auditor held in other listed companies

Considering that the assumption of a relevant number of offices could make it difficult to fulfill their duties in a proper manner, the SANPAOLO IMI Articles of Association state that the members of the Board of Statutory Auditors cannot hold more than fives offices of Auditor in other listed companies; the need to ensure unitary control of the Group has also led to the express exclusion of offices held in Subsidiaries from the above restriction.

Following is a list of the offices of Director or Statutory Auditor in other companies listed in Italian regulated markets, currently covered by the SANPAOLO IMI Auditors:

SINDACO	OFFICE	COMPANY
PAOLILLO Mario	Chairman of Board of Statutory Auditors	Banca Fideuram S.p.A.
BENEDETTI Aureliano	Chairman	Cassa di Risparmio di Firenze S.p.A.
DALLOCCHIO Maurizio	Chairman	Vemer Siber S.p.A.
	Director	Aedes S.p.A.
	Director	Marcolin S.p.A.
	Director	Snia S.p.A.
	Director	Sorin S.p.A.
MAZZI Paolo	/	/
VITALI Enrico	/	/
BORTOLETTI Stefania	/	/

Audits

Being a listed Company, the accounting control activity of SANPAOLO IMI must, by law, be carried out by independent auditors who are responsible for checking that the company accounts are properly kept during the year, that the operating facts are correctly booked and also for ensuring that the financial statements and the consolidated financial statements correspond with the results of the accounting entries and the checks carried out and that the same accounting documents conform to the pertinent regulatory standards. The independent auditors issue appropriate reports to express an opinion on the financial statements and the consolidated financial statements as well as on the half year reports.

The assignment of the auditing appointment is proposed by the Board of Directors, also following assessments by the Audit Committee, on the basis of bids presented by the independent auditors interested; the proposal, together with the opinion of the Board of Statutory Auditors, is presented to the Ordinary shareholders’ meeting during the approval of the financial statements. The Shareholders’ meeting confers the appointment for three years, renewable a maximum of two times, and also determines the payment due to the company appointed.

The independent auditors have the right to obtain from the Directors documents and information useful to the auditing activity and may carry out any checks, inspections and controls; it promptly informs the Consob, Bank of Italy and the Board of Statutory Auditors - with which it exchanges data and information of importance to their respective tasks - of any facts considered discommendable.

The attribution to the independent auditors of further tasks compatible with their corporate purpose, must be approved by the Board of Directors after being approved by the Board of Statutory Auditors.

The independent auditors appointed by SANPAOLO IMI for 2001/2002/2003 is PricewaterhouseCoopers S.p.A.. At the Meeting called for 28/29 April 2004, the proposal to appoint the same independent auditor for 2004/2005/2006 will be discussed.

Turin, 26 March 2004

The Board of Directors

Summary of the structure of Board of Directors and Technical Committees

	Board of Directors
	Office	Executive	Non- executive	Independent	Number of other offices	Executive Committee	Remunera- tion and Personnel Policies Technical Committee	Audit Technical Committee	Group Risks Technical Committee	Ethical Committee
Rainer Masera	Chairman		X	X	2	X			X	X

Pio Bussolotto	Managing Director	X			3	X	X		X

Alberto Carmi	Director		X	X	—					X

Giuseppe Fontana	Director		X	X	2		X	X

Richard Gardner	Director		X	X	—					X

Alfonso Iozzo	Managing Director	X			4	X	X		X

Mario Manuli	Director		X	X	6		X			X

Luigi Maranzana	Managing Director	X			4	X	X		X

Antonio Maria Marocco	Director		X	X	2					X

Virgilio Marrone	Director		X		—	X	X	X

Abel Matutes	Director		X	X	—					X

Iti Mihalich	Director		X		21	X	X

Anthony Orsatelli	Director		X		32				X

Emilio Ottolenghi	Director		X	X	3			X	X

Orazio Rossi	Deputy Chairman		X	X	2	X	X		X

Gian Guido Sacchi Morsiani	Director		X	X	2

Enrico Salza	Deputy Chairman		X	X	2	X	X	X

Remi François Vermeiren	Director		X	X	2				X	X

Number of meetings held during 2003
• Board of Directors			17
• Executive Committee			20
• Remuneration and Personnel Policies Technical Committee			6
• Audit Technical Committee			17
• Group Risks Technical Committee			8
• Ethical Committee			3

Board of Statutory Auditors

Office	Members	Number of offices of Director or Statutory Auditor held in other companies listed in Italian regulatory markets
Chairman	Mario Paolillo	1
Auditor	Aureliano Benedetti	1
Auditor	Maurizio Dallocchio	5
Auditor	Paolo Mazzi	—
Auditor	Enrico Vitali	—
Supplementary Auditor	Stefania Bortoletti	—

Number of meetings held during the calendar year: 19

Quorum required for the presentation of lists by minorities for the election of one or more members (ex Art. 148 TUF): 1%

Other provisions of the code of conduct

	SI	NO	Summary of the reasons for any disagreement with the Code recommendations.
System of powers of attorney and transactions with related parties
Has the Board of Directors attributed powers of attorney, setting their limits, methods of exercise and frequency of information?	X
Has the Board of Directors reserved the right to examine and approve transactions of particular economic, balance sheet and financial importance (including transactions with related parties)?	X
Has the Board of Directors established guidelines and criteria for identifying “significant” transactions?	X
Are the above guidelines and criteria described in the report?	X
Has the Board of Directors created special procedures for examining and approving transactions with related parties?	X
Are the procedures for approving transactions with related parties described in the report?	X

Procedures for the most recent nomination of directors and auditors
Were the candidacies for the office of director deposited at least ten days in advance?		X

The Bank’s Articles of Association do not contain a specific procedure for nominating Directors, so this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

Were the candidacies for the office of director accompanied by thoroughly detailed information?		X
Were the candidacies for the office of director accompanied by an indication of suitability for the qualification as independent?		X
Were the candidacies for the office of auditor deposited at least ten days in advance?	X
Were the candidacies for the office of auditor accompanied by thoroughly detailed information?	X

Meetings
Has the company approved an Meeting Regulation?	X
Is the Regulation attached to the report (or is there an indication of where it can be obtained/downloaded)?	X

Internal control
Has the company nominated appointees to carry out the internal control activity?	X
Are the appointees hierarchically non dependent on managers of operating areas?	X
Organizational unit appointed for internal control (pursuant to Art. 9.3 of the Code)	Audit Management Manager: Aldo Gallo

Investor relations
Has the company nominated an investor relations manager?	X
Organizational unit and references (address/telephone/fax/e-mail) of the investor relations manager	Investor Relations Manager: Dean Quinn Piazza San Carlo 156 10121
Torino tel. 011 555 2593 — fax 011 555 2737 — e-mail dean.quinn@sanpaoloimi.com